EXHIBIT 99.1

GulfTerra Energy Partners NEWS

GulfTerra Energy Partners, L.P.
P.O. Box 2511
Houston, TX 77252-2511

For Immediate Release

GulfTerra Energy Partners Names William Manias Chief Financial
Officer

HOUSTON, TEXAS, February 10, 2004--GulfTerra Energy Partners L.P. (NYSE:GTM) today announced that William G. Manias has assumed the position of chief financial officer. Manias was most recently vice president, Business Development and Strategic Planning for El Paso Field Services, El Paso Corporation's midstream business. In this role, he was responsible for merger, acquisition, and divestiture activities as well as budgeting, planning, and financial analysis for the midstream group, including GulfTerra.

Keith Forman, formerly chief financial officer of GulfTerra, has been named senior vice president, Finance for El Paso
Corporation, the indirect general partner of GulfTerra.

"I am pleased to announce Bill's appointment as GulfTerra's chief financial officer. Bill has played a critical role in our planned merger with Enterprise Products Partners and will play a key role in the ongoing integration process with Enterprise," said Robert G. Phillips, chairman and chief executive officer of GulfTerra. "I also want to acknowledge Keith Forman's significant contributions to the success of GulfTerra and its predecessors over the past 11 years. Keith has been an invaluable asset to the growth of this partnership, and we believe he will be an important contributor to El Paso's future success."

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.